Exhibit No. EX-99.d.2.a.i

AMENDMENT NO. 1

TO

SUB-ADVISORY AGREEMENT

AMENDMENT dated this 18th day of July, 1997 among DFA INVESTMENT DIMENSIONS GROUP INC., a Maryland corporation, (the “Fund”), DIMENSIONAL FUND ADVISORS INC., a Delaware corporation (“DFA”) and DFA Australia Limited, a corporation organized under the laws of New South Wales (“DFA Australia”).

WHEREAS, the parties hereto are parties to a Sub-Advisory Agreement dated September 21, 1995 with respect to VA INTERNATIONAL SMALL PORTFOLIO of the Fund; and

WHEREAS, the parties wish to amend the Sub-Advisory Agreement in the manner set forth herein below.

NOW, THEREFORE, in consideration of the premises and mutual covenants and conditions contained herein, the parties hereto agree as follows:

1.	Name change for DFA Australia. The reference in the Sub-Advisory Agreement to DFA Australia Pty Limited is hereby deleted and replaced by the name “DFA Australia Limited.”

2.	Compensation. Section 2 of the Sub-Advisory Agreement is hereby amended by deleting the reference to “$100,000 Hong Kong dollars per year” and inserting “U.S. $13,000 per year.”

3.	Except as set forth above, all provisions of the Sub-Advisory Agreement shall remain the same.

IN WITNESS WHEREOF, DFA, DFA Australia and the Fund have caused this Agreement to be executed as of the day and year above written.

DIMENSIONAL FUND ADVISORS INC.

By:	/s/David G. Booth
President

DFA AUSTRALIA LIMITED

By:	/s/Rex A. Sinquefield
Co-Chairman/CIO

DFA INVESTMENT DIMENSIONS GROUP INC.

By:	/s/David G. Booth
President